Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwire - August 03, 2010) - Continental Materials Corporation (NYSE Amex: CUO) today reported net income of $493,000 or 31 cents per diluted share for the second quarter ended July 3, 2010 compared to net income of $1,140,000 or 71 cents per diluted share for the second quarter ended July 4, 2009. Operating income for the second quarter of 2009 included a gain before income taxes of $2,026,000 from the sale of a portion of the company's sand property in Colorado Springs. Net of income taxes, the gain on the sale of this property was approximately $1,317,000 or 82 cents per share.

Sales from continuing operations for the 2010 quarter were $31,750,000, an increase of $3,068,000 or 11% from the second quarter of 2009. Sales increased in the Concrete, Aggregates and Construction Supplies (CACS) segment primarily due to servicing a large ready mix concrete job at Fort Carson just south of Colorado Springs, Colorado which is expected to be completed during the third quarter of 2010. Sales in the Heating and Cooling segment also increased during the second quarter of 2010 compared to the second quarter of 2009 due to higher sales of both furnaces and fan coils. Cooler weather in April and May contributed to the increase in furnace sales while a couple of large hotel projects spurred fan coil sales. The Door segment reported decreased sales as a result of the weaker construction market as well as an intensified level of price competition. The Evaporative Cooling segment also reported lower sales during the second quarter of 2010 compared to the second quarter of 2009 although hot weather during the latter part of the second quarter of 2010 and a beneficial change in product sales mix offset most of the impact of the loss of a national retail account.

On July 17, 2009 the company sold its Rocky Mountain Ready Mix Concrete, Inc. (RMRM), subsidiary. The results of RMRM for both the current and prior periods have been reported as a discontinued operation. The net loss from the discontinued operation for the second quarter of 2009 was $38,000, three cents per diluted share, which included a goodwill write-down of $600,000 offset by an income tax credit of $1,117,000. The net loss for the comparable 2010 period was $72,000, four cents per diluted share, which reflects a charge to increase a reserve related to a workers' compensation claim retained from the sale of RMRM.

For the six months ended July 3, 2010, the company incurred a net loss of $965,000 compared to net income of $650,000 for the first six months of 2009. The net income for the first half of 2009 included the $2,026,000 profit ($1,317,000, 82 cents per share after tax) from the sale of land in Colorado Springs as reported above for the second quarter.

Consolidated sales from continuing operations in the first half of 2010 declined $3,779,000 or 6.4% from the first half of 2009. The sales recovery in the CACS segment during the second quarter of 2010 combined with the improved sales of the Heating and Cooling segment during both quarters of 2009 was not sufficient to overcome the lower sales of the Evaporative Cooling and Door segments.

The net loss from the discontinued operation was $88,000 for the six months ended July 3, 2010 compared to a $449,000 net loss for the six months ended July 4, 2009. The results from the discontinued operation for the six months ended July 4, 2009 include the goodwill write-down of $600,000 offset by an income tax credit of $1,250,000.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2010 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                    CONTINENTAL MATERIALS CORPORATION
                      SUMMARY OF SALES AND EARNINGS
                               (Unaudited)

                           Three Months Ended         Six Months Ended
                          July 3,      July 4,      July 3,      July 4,
                           2010         2009         2010         2009
                        -----------  -----------  -----------  -----------

Sales                   $31,750,000  $28,547,000  $55,391,000  $59,170,000

Operating income (loss)   1,497,000    2,190,000     (543,000)   2,219,000

Interest expense, net      (245,000)    (382,000)    (525,000)    (535,000)

Other income, net            13,000        5,000       24,000       17,000
                        -----------  -----------  -----------  -----------

Income (loss) from
 continuing operations
 before income taxes      1,265,000    1,813,000   (1,044,000)   1,701,000

Provision (benefit) for
 income taxes               700,000      635,000     (167,000)     602,000
                        -----------  -----------  -----------  -----------

Net income (loss) from
 continuing operations      565,000    1,178,000     (877,000)   1,099,000

Loss from discontinued
 operation net of income
 tax benefit (provision)    (72,000)     (38,000)     (88,000)    (449,000)
                        -----------  -----------  -----------  -----------

Net income (loss)       $   493,000  $ 1,140,000  $  (965,000) $   650,000
                        ===========  ===========  ===========  ===========

Net income (loss) per
 basic and diluted
 share:
   Continuing
    operations          $       .35  $       .74  $      (.55) $       .69
   Discontinued
    operations                 (.04)        (.03)        (.05)        (.28)
                        -----------  -----------  -----------  -----------
   Net income (loss)
    per basic and
    diluted share       $       .31  $      (.71) $      (.60) $       .41
                        ===========  ===========  ===========  ===========
Average shares
 outstanding              1,599,000    1,599,000    1,599,000    1,599,000
                        ===========  ===========  ===========  ===========

CONTACT:
Mark S. Nichter
Continental Materials Corporation
(312) 541-7207